United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2009
Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Silver Lake Boulevard, Dover, Delaware 19904

(Address of principal executive offices, including Zip Code)
(302) 734-6799

(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:
The Registrant filed a Current Report on Form 8-K, dated October 29, 2009, to disclose: i) the completion of its previously announced merger with Florida Public Utilities Company, and ii) the appointment of two directors to Chesapeake Utilities Corporation’s Board of Directors. This amendment to the Current Report on Form 8-K provides subsequent information relating to director classes, independence determinations, and committee appointments.
Item 5.02. Election of Directors.
(d) On October 29, 2009, Chesapeake Utilities Corporation (“Chesapeake”) filed a Current Report on Form 8-K announcing that it had: i) completed its merger with Florida Public Utilities Company, a Florida corporation (“Florida Public Utilities”), effective October 28, 2009, and ii) appointed Paul L. Maddock, Jr. and Dennis S. Hudson, III, both former directors of Florida Public Utilities, to the Chesapeake Board of Directors, as a result and by virtue of the merger, effective on October 28, 2009.
On November 4, 2009, the Chesapeake Board of Directors designated Mr. Hudson as a Class I director. The Board also appointed Mr. Hudson to the Audit Committee, determining him to be an “audit committee financial expert,” as defined in regulations promulgated by the Securities and Exchange Commission, based on his experience and knowledge. Concurrently with Mr. Hudson’s appointment, Ralph J. Adkins will no longer serve as a member of the Audit Committee.
Additionally, the Chesapeake Board of Directors designated Mr. Maddock as a Class II director and appointed him to the Corporate Governance Committee.
The Board of Directors has determined that each of Mr. Hudson and Mr. Maddock is an “independent director” as defined in the New York Stock Exchange listing standards.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation
/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer

November 5, 2009